UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 29, 2013
(Date of earliest event reported)
HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or Other Jurisdiction of incorporation)	001-15141 (Commission File No.)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)
(616) 654-3000
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On April 29, 2013, Herman Miller, Inc. (the "Company") completed its acquisition of all of the outstanding equity of Maharam Fabric Corporation ("Maharam") pursuant to the terms of the Stock Purchase Agreement. Maharam is a New York-based, global designer and provider of high quality engineered fabrics and textiles, wall coverings, and window treatments for commercial, healthcare, and residential interiors. The Company acquired Maharam, which reported revenues of approximately $105 million in calendar 2012, for a cash purchase price of approximately $156 million, subject to a potential reduction based upon Maharam's closing tangible equity. As a result of the transaction, the Company estimates it will receive future tax benefits with a present value of approximately $20 million.

The foregoing description is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached to this Report as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

Exhibits.

10.1 Stock Purchase Agreement dated April 23, 2013.

In accordance with Item 601(b)(2) of Regulation S-K, the Stock Purchase Agreement excludes Exhibits C through N thereof, which are limited to (1) the forms of Employment and Noncompetition Agreements, (2) forms of Lease Amendments, Landlord Estoppel Certificates and related real estate certificates, (3) Consent forms, (4) form Escrow Agreement, (5) purchase price allocations, and (6) a related inter-party loan agreement. The Company agrees to furnish a copy of these omitted Exhibits to the Commission upon its request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 2, 2013	HERMAN MILLER, INC.
(Registrant)
	By:	/s/ Jeffrey M. Stutz Jeffrey M. Stutz
Chief Accounting Officer and Treasurer